Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

KALEYRA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee

Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	648,063 (2)	$1.8550 (3)	$1,202,156.87	$0.0001102	$132.48

Total Offering Amounts					$1,202,156.87		$132.48

Total Fee Offsets							$0.00

Net Fees Due							$132.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of common stock of Kaleyra, Inc. (the “Company” or “Registrant”), par value $0.0001 per share (“Common Stock”), as may hereafter be offered or issued under the Amended and Restated Kaleyra, Inc. 2019 Equity Incentive Plan (the “Incentive Plan”) to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock.

(2)

The number of shares of Common Stock stated above consists of additional shares of Common Stock available for issuance under the Incentive Plan by operation of the Incentive Plan’s “evergreen” provision.

(3)

Estimated solely for purposes of calculating the amount of the registration fee, the proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on April 17, 2023.

Table 2: Fee Offset Claims and Sources

Not applicable